Exhibit 5.1

2001 Ross Avenue Dallas, Texas 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BEIJING Brussels DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH san francisco WASHINGTON

August 6, 2020

Clearway Energy, Inc.

300 Carnegie Center, Suite 300

Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as counsel for Clearway Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering securities to be issued and sold by the Company from time to time pursuant to Rule 415 under the Securities Act.  Such securities include (i) the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) the Company’s Class C common stock, par value $0.01 per share (the “Class C Common Stock” and, together with the Class A Common Stock, the “Common Stock”), (iii) one or more series of the Company’s senior or subordinated debt securities (collectively, the “Debt Securities”), and (iv) one or more series of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”). The Common Stock, the Debt Securities and the Preferred Stock are collectively referred to herein as the “Securities.”

In our capacity as your counsel in connection with the filing referred to above and as a basis for the opinions herein after expressed, we have examined (i) the Registration Statement and the prospectus contained therein (the “Prospectus”), (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the Fourth Amended and Restated Bylaws of the Company, (iv) the form of an indenture filed as an exhibit to the Registration Statement (an “Indenture”), (v) originals, or copies certified or otherwise identified, of the corporate records of the Company, (vi) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company and (vii) statutes and other instruments and documents as we deemed necessary or advisable for the opinions hereafter expressed.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (v) any securities issuable upon conversion, redemption, exchange or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, redemption, exchange or exercise; (vi) the certificates, if any, for the Common Stock will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, or, if uncertificated, valid book-entry notations will have been made in the stock register of the Company in accordance with the provisions of the governing documents of the Company; and (vii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Clearway Energy, Inc.	- 2-	August 6, 2020

Based upon and subject to the foregoing, we are of the opinion that:

1.	With respect to the Common Stock, when (a) the Company has taken all necessary action to approve the issuance of such Common Stock, the terms of the offering thereof and related matters, and (b) such Common Stock has been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Company upon payment of the consideration therefor provided for therein, such Common Stock will be duly authorized and validly issued and non-assessable.

2.	With respect to the Debt Securities to be issued under the applicable Indenture, when (a) the Company has taken all necessary action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters, (b) the applicable Indenture and any supplemental indenture thereto relating to such Debt Securities have been duly authorized and validly executed and delivered by the Company, the trustee thereunder and any other parties thereto, (c) the applicable Indenture and any supplemental indenture thereto relating to such Debt Securities have been duly qualified under the Trust Indenture Act of 1939, as amended, and (d) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the terms of the applicable Indenture and any supplemental indenture thereto relating to such Debt Securities and the applicable definitive purchase, underwriting or similar agreement approved by the Company, upon payment of the consideration therefor provided for therein, such Debt Securities will, when issued, constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (iii) any implied covenants of good faith and fair dealing.

3.	With respect to the Preferred Stock, when (a) the Company has taken all necessary action to approve the issuance of such Preferred Stock, the terms of the offering thereof and related matters, and (b) such Preferred Stock has been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Company upon payment of the consideration therefor provided for therein, such Preferred Stock will be duly authorized and validly issued and non-assessable.

Clearway Energy, Inc.	- 3-	August 6, 2020

The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the Delaware General Corporation Law and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and the federal laws of the United States of America, in each case as in effect on the date hereof.  We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.